                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  -----------

                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)               June 19, 2001
                                                   ----------------------------


                     APPLIED EXTRUSION TECHNOLOGIES, INC.
 -----------------------------------------------------------------------------
              (Exact Name of Registrant as Specified in Charter)




         Delaware                   0-19188                  51-0295865
-------------------------------------------------------------------------------
(State or Other Jurisdiction      (Commission             (IRS Employer
  of Incorporation)               File Number)          Identification No.)



                    3 Centennial Drive, Peabody, MA  01960
-------------------------------------------------------------------------------
(Address of Principal Executive Offices)                   (Zip Code)


Registrant's telephone number, including area code          (978) 538-1500
                                                     --------------------------



                                      N/A
 ------------------------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.


     On June 19, 2001, Applied Extrusion Technologies, Inc. (the "Company," "AET" or "we"), purchased certain assets of QPF, L.L.C. ("QPF"), a subsidiary of Hood Companies, Inc. ("Hood"), for $15 million, pursuant to an Asset Purchase Agreement dated as of May 3, 2001 among the Company, QPF and Hood (the "Purchase Agreement"), and as amended on June 12, 2001 (the "Amended Purchase Agreement"). The $15 million purchase price was comprised of $2 million in cash that was paid upon the execution of the Purchase Agreement, $4 million in cash released at closing from an escrow account established upon the execution of the Purchase Agreement, and $9 million in cash paid at the closing. The Company obtained the $9 million in cash through a simultaneous offering of senior notes. In addition, on June 30, 2001, the Company issued a short-term note in the amount of approximately $7 million for inventory acquired from QPF. This note will be repaid as the Company liquidates the inventory. The purchase price was determined pursuant to arms-length negotiations.

     QPF is Hood's oriented polypropylene films business located in Streamwood, Illinois. Hood operated the purchased assets until June 30, 2001, at which time it closed the Streamwood, Illinois facility and transfered the purchased assets to the Company. These assets include equipment that the Company will use to offset future capital requirements and for spare parts, intellectual property and intangible assets.

     On July 2, 2001, the Company issued a press release announcing the completion of this transaction. The information contained in the press release is incorporated herein by reference. The press release is filed herewith as
Exhibit 99.1.

     The foregoing description is qualified in its entirety by reference to the Purchase Agreement and the Amended Purchase Agreement, copies of which are filed herewith as Exhibits 2.1 and 2.2.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)  Financial Statements of the Business Acquired.

     The financial statements of QPF are filed herewith.

(b)  Pro Forma Financial Information.

     The unaudited pro forma combined financial information of the Company is filed herewith.

(c)  Exhibits

     Listed below are all Exhibits filed as part of this Current Report.

     2.1 Asset Purchase Agreement among Applied Extrusion Technologies, Inc., QPF, L.L.C. and Hood Companies, Inc., dated as of May 3, 2001.

     2.2. Amendment No. 1 to Asset Purchase Agreement by and among Applied Extrusion Technologies, Inc., QPF, L.L.C. and Hood Companies, Inc., dated June 12, 2001.

     2.3 Agreement to furnish copies of omitted schedules and exhibits to the Asset Purchase Agreement among Applied Extrusion Technologies, Inc., QPF, L.L.C. and Hood Companies, Inc., dated as of May 3, 2001.

     23.1  Consent of KPMG LLP

     99.1  Press Release of the Company, dated July 2, 2001.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  APPLIED EXTRUSION TECHNOLOGIES, INC.


                                  By:  /s/ Anthony J. Allott
                                       ----------------------------------
                                            Name:   Anthony J. Allott
                                            Title:  Senior Vice President and
                                                    Chief Financial Officer


Date:  July 3, 2001

(a)  Financial Statements of the Business Acquired.

QPF, L.L.C. Interim Financial Statements

The unaudited interim financial information as of March 31, 2001 and for the three-month periods ended March 31, 2001 and 2000 was prepared by QPF in a manner consistent with the audited financial statements and pursuant to the rules and requirements of the Securities and Exchange Commission. The unaudited information, in management's opinion, reflects all adjustments that are of a normal recurring nature and that are necessary to present fairly the results for the periods presented. The results of operations for the three-month period ended March 31, 2001 are not necessarily indicative of the results to be expected for the entire year.

                                  QPF, L.L.C.
            (a wholly owned subsidiary of The Hood Companies, Inc.)

                                 Balance Sheet
                                  (unaudited)

                                March 31, 2001


                                    ASSETS

Current assets:
   Cash and cash equivalents                                 $      2,000
   Trade accounts receivable, less allowance for claims
      and doubtful accounts of $452,082                         5,992,963
   Inventories                                                  8,479,519
   Prepaid expenses and other receivables                         218,951
                                                             ------------
      Total current assets                                     14,693,433
                                                             ------------
   Property, plant & equipment                                 40,049,602
     Less accumulated depreciation and amortization           (13,360,157)
                                                             ------------
      Net property, plant and equipment                        26,689,445
                                                             ------------
                                                             $ 41,382,878
                                                             ============

                   LIABILITIES AND MEMBERS' DEFICIT

Current liabilities:
   Current portion of long-term debt                         $  1,275,000
   Accounts payable                                             2,896,187
   Accrued salaries and employee benefits                         779,285
   Accrued rebates                                                820,641
   Accrued taxes                                                  344,778
   Other accrued expenses                                         620,243
                                                             ------------
      Total current liabilities                                 6,736,134
                                                             ------------
Line of credit agreement                                       12,190,214
Long-term debt, excluding current portion                       6,460,000
                                                             ------------
      Total liabilities                                        25,386,348

Members' equity:
   Members' units, no par value. Authorized and outstanding
       100 units                                                       --
   Additional paid-in-capital                                  32,747,037
   Accumulated deficit                                        (16,750,507)
                                                             ------------
      Total members equity                                     15,996,530
                                                             ------------
Total liabilities and members' equity                        $ 41,382,878
                                                             ============




                                  QPF, L.L.C.
            (a wholly owned subsidiary of The Hood Companies, Inc.)

                           Statements of Operations
                                  (unaudited)

                  Three months ended March 31, 2001 and 2000
                ----------------------------------------------

                                                                    2001             2000
                                                                -----------       -----------
Sales                                                           $10,168,119       $ 9,922,011
Cost of sales                                                     9,447,007         8,686,764
                                                                -----------       -----------
Gross profit                                                        721,112         1,235,247

Selling, general and administrative expenses                      1,025,755           980,346

Research and development expenses                                   517,145           544,409

Operating income (loss)                                            (821,788)         (289,508)

Interest expense                                                    656,799           862,372
Other expenses                                                        4,309             6,946
                                                                -----------       -----------
Loss before extraordinary item                                   (1,482,896)       (1,158,826)

Extraordinary loss on early retirement of debt                            -           (39,575)
                                                                -----------       -----------
Net loss                                                        $(1,482,896)      $(1,198,401)
                                                                ===========       ===========


                                  QPF, L.L.C.
            (a wholly owned subsidiary of The Hood Companies, Inc.)

                           Statements of Cash Flows
                                  (unaudited)

                  Three Months ended March 31, 2001 and 2000

                                                                   2001             2000
                                                               ------------      -----------
Cash flows from operating activities:
  Net income                                                   $ (1,482,896)     $(1,198,401)
  Adjustments to reconcile net loss to net cash
    cash used by operating activities:
      Depreciation and amortization                                 943,375          804,481
      Extraordinary item                                                 --           39,575
      Changes in operating assets and liabilities:
      Trade accounts receivable                                    (532,641)        (104,745)
      Inventories                                                 1,160,891         (443,405)
      Prepaid expenses and other receivables                       (143,395)          30,394
      Accounts payable                                               15,669         (341,511)
      Accrued expenses                                           (1,014,361)        (295,025)
                                                               ------------      -----------
        Net cash used by operating activities                    (1,053,358)      (1,508,637)

Cash flows from investing activities:
      Additions to property, plant and equipment                   (200,147)        (670,661)
                                                               ------------      -----------
        Net cash used by investing activities                      (200,147)        (670,661)

Cash flows from financing activities:
      Net borrowings on line of credit agreement                  1,253,505        2,169,298
      Distributions to members                                           --           10,000
                                                               ------------      -----------
        Net cash provided by financing activities                 1,253,505        2,179,298

Cash and cash equivalents at beginning of quarter                     2,000           14,774
                                                               ------------      -----------

Cash and cash equivalents at end of quarter                    $      2,000      $    14,774
                                                               ============      ===========

                          Independent Auditors' Report



The Board of Directors QPF, LLC:

We have audited the accompanying balance sheets of QPF, LLC (the Company) as of December 31, 2000 and 1999, and the related statements of operations, members' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of QPF, LLC as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As reflected in the accompanying financial statements, the Company has incurred substantial operating losses and, at December 31, 2000, has an accumulated deficit of approximately $15,300,000. Further, as discussed in note 8 to the financial statements, in May 2001, the Company entered into an agreement to sell a significant portion of its assets to an unrelated third party. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


May 11, 2001                                                      /s/ KPMG LLP
Jackson, Mississippi

                                  QPF, LLC
           (a wholly owned subsidiary of The Hood Companies, Inc.)

                                Balance Sheets

                          December 31, 2000 and 1999

                             Assets                                      2000             1999
                                                                    ---------------  ---------------
Current assets:
    Cash and cash equivalents                                         $       2,000           14,774
    Trade accounts receivable, less allowance for claims and
      doubtful accounts of $531,356 in 2000 and $190,956 in 1999          5,337,604        4,979,788
    Inventories (note 2)                                                  9,389,073        8,648,854
    Prepaid expenses and other receivables                                  328,505           71,439
                                                                    ---------------  ---------------
                Total current assets                                     15,057,182       13,714,855
                                                                    ---------------  ---------------
Property, plant and equipment (notes 3 and 4)                            40,235,338       38,975,719
    Less accumulated depreciation and amortization                      (12,751,327)      (9,221,167)
                                                                    ---------------  ---------------
                Net property, plant and equipment                        27,484,011       29,754,552
                                                                    ---------------  ---------------
                                                                      $  42,541,193       43,469,407
                                                                    ===============  ===============
                Liabilities and Members' Deficit

Current liabilities:
    Current portion of long-term debt (note 4)                        $   1,190,000          510,000
    Accounts payable                                                      3,178,518        1,722,593
    Accrued salaries and employee benefits                                  971,132          928,716
    Accrued rebates                                                         770,120          701,673
    Accrued taxes                                                           460,779          583,481
    Other accrued expenses                                                1,009,508        1,362,363
                                                                     ---------------  ---------------
                Total current liabilities                                 7,580,057        5,808,826
                                                                     ---------------  ---------------
Line of credit agreement (note 4)                                        38,428,746       33,377,112
Long-term debt, excluding current portion (note 4)                        6,800,000        7,990,000
                                                                     ---------------  ---------------
                Total liabilities                                        52,808,803       47,175,938
                                                                     ---------------  ---------------
Members' deficit:
    Members' units, no par value.  Authorized and outstanding
      100 units                                                                  --               --
    Additional paid-in capital                                            5,000,000        5,000,000
    Accumulated deficit                                                 (15,267,610)      (8,706,531)
                                                                    ---------------  ---------------
                Total members' deficit                                  (10,267,610)      (3,706,531)
                                                                    ---------------  ---------------
Commitments and contingencies (notes 5, 6 and 8)
                                                                      $  42,541,193       43,469,407
                                                                    ===============  ===============

See accompanying notes to financial statements.

                                   QPF, LLC
            (a wholly owned subidiary of The Hood Companies, Inc.)
                           Statements of Operations
                 Years ended December 31, 2000, 1999 and 1998

                                                                     2000             1999            1998
                                                               --------------   --------------  --------------
Gross sales (note 7)                                             $ 45,071,273       37,710,921      41,155,485
    Less:  sales discounts and allowances                           2,981,861        3,379,237       2,083,111
                                                               --------------   --------------  --------------
                Net sales                                          42,089,412       34,331,684      39,072,374

Cost of sales                                                      38,651,409       31,832,868      33,392,861
                                                               --------------   --------------  --------------
                Gross profit                                        3,438,003        2,498,816       5,679,513

Selling, general and administrative expenses                        4,230,538        3,586,621       5,857,312
Research and development expenses                                   1,681,791        1,426,983       1,535,186
                                                               --------------   --------------  --------------
                Operating loss                                     (2,474,326)      (2,514,788)     (1,712,985)
                                                               --------------   --------------  --------------
Interest expense, net (note 4)                                     (4,057,178)      (3,016,900)     (2,534,235)
Miscellaneous, net                                                         --            7,912        (184,487)
                                                               --------------   --------------  --------------
                Loss before extraordinary item                     (6,531,504)      (5,523,776)     (4,431,707)
                                                               --------------   --------------  --------------
Extraordinary item-loss on early extinguishment
    of debt (note 4)                                                  (39,575)              --              --
                                                               --------------   --------------  --------------
                Net loss                                         $ (6,571,079)      (5,523,776)     (4,431,707)
                                                               ==============   ==============  ==============

See accompanying notes to financial statements.

                                   QPF, LLC
            (a wholly owned subsidiary of The Hood Companies, Inc.)

                    Statements of Members' Equity (Deficit)

                 Years ended December 31, 2000, 1999 and 1998

                                                                                      Total
                                                    Additional     Accumulated       members'
                                                     paid-in         earnings         equity
                                                     capital        (deficit)       (deficit)
                                                 ---------------  --------------  --------------
Balance at December 31, 1997                     $  5,000,000        1,549,502       6,549,502

Distributions to members                                   --         (313,500)       (313,500)

Net loss                                                   --       (4,431,707)     (4,431,707)
                                                 ------------      -----------     -----------
Balance at December 31, 1998                        5,000,000       (3,195,705)      1,804,295

Repayment of previous distributions to members             --           12,950          12,950

Net loss                                                   --       (5,523,776)     (5,523,776)
                                                 ------------      -----------     -----------
Balance at December 31, 1999                        5,000,000       (8,706,531)     (3,706,531)

Repayment of previous distributions to members             --           10,000          10,000

Net loss                                                   --       (6,571,079)     (6,571,079)
                                                 ------------      -----------     -----------
Balance at December 31, 2000                     $  5,000,000      (15,267,610)    (10,267,610)
                                                 ============      ===========     ===========

See accompanying notes to financial statements.

                                   QPF, LLC
            (a wholly owned subsidiary of The Hood Companies, Inc.)

                           Statements of Cash Flows

                 Years ended December 31, 2000, 1999 and 1998

                                                                            2000             1999            1998
                                                                       --------------  ---------------  --------------
Cash flows from operating activities:
  Net loss                                                              $(6,571,079)     (5,523,776)      (4,431,707)
  Adjustments to reconcile net loss to net
    cash used by operating activities:
      Depreciation and amortization                                       3,973,337       3,854,731        3,196,397
      Extraordinary item                                                     39,575              --               --
      Changes in operating assets and liabilities:
       Trade accounts receivable                                           (357,816)     (2,002,173)       3,306,116
       Inventories                                                         (740,219)      1,059,274          (35,017)
       Prepaid expenses and other receivables                              (257,066)         (4,157)         (24,554)
       Accounts payable                                                   1,455,925       1,049,936         (481,840)
       Accrued expenses                                                    (364,694)         37,282       (2,288,489)
                                                                        ------------     ----------       -----------
           Net cash used by operating activities                         (2,822,037)     (1,528,883)        (759,094)
                                                                        ------------     -----------      -----------
Cash flows from investing activities:
  Additions to property, plant and equipment                             (1,742,371)     (1,411,562)      (2,714,134)
                                                                        ------------     -----------      -----------
           Net cash used by investing activities                         (1,742,371)     (1,411,562)      (2,714,134)
                                                                        ------------     -----------      -----------
Cash flows from financing activities:
  Net borrowings on line of credit agreement                              5,051,634       4,441,519        3,785,728
  Proceeds from long-term debt                                            8,500,000              --               --
  Repayments of long-term debt                                           (9,010,000)     (1,500,000)              --
  Distributions to (repayments from) members                                 10,000          12,950         (313,500)
                                                                        ------------     -----------      -----------
           Net cash provided by
             financing activities                                         4,551,634       2,954,469        3,472,228
                                                                        ------------     -----------      -----------
           Net increase (decrease) in cash and
             cash equivalents                                               (12,774)         14,024           (1,000)
Cash and cash equivalents at beginning of year                               14,774             750            1,750
                                                                        ------------     -----------      -----------
Cash and cash equivalents at end of year                                $     2,000          14,774              750
                                                                        ============     ===========      ===========
Supplemental disclosure of cash flow information:
    Cash paid during the year for interest                              $ 3,847,000       3,004,000        2,646,000
                                                                        ============     ===========      ===========

See accompanying notes to financial statements.

                                   QPF, LLC
            (a wholly owned subsidiary of The Hood Companies, Inc.)

                         Notes to Financial Statements

                       December 31, 2000, 1999 and 1998


(1)   Organization and Summary of Significant Accounting Policies

      (a)  Organization

           QPF, LLC (the Company) was organized in January 1997 and manufactures biaxially oriented polypropylene films in a variety of grades and sizes for use in the packaging and converting industries. The Company operates one manufacturing location in Streamwood, Illinois. Effective January 1, 2000, the Company became a wholly owned subsidiary of The Hood Companies, Inc. (Hood).

           Effective January 1, 2000, Hood was reorganized whereby the existing members of the Company exchanged all of their outstanding units for common stock in Hood. For financial statement reporting purposes, the reorganization is treated as a combination of entities under common control since one shareholder had a majority ownership of the entities that were combined. The effect of this reorganization did not have a material impact on the Company's 2000 financial statements.

      (b)  Inventories

           Inventories are stated at the lower of cost (first-in, first-out) or market. Market is based on replacement cost for raw materials and supplies and on estimated net realizable value for work in process and finished goods.

      (c)  Property, Plant and Equipment

           Property, plant and equipment are stated at cost. Depreciation of plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Buildings and improvements are depreciated over 30 years and machinery and equipment is primarily depreciated over 10 years. Spare parts are capitalized when purchased and depreciated when placed in service.

      (d)  Income Taxes

           The Company is a limited liability company and therefore, its earnings or losses are taxed directly to its members. Accordingly, the accompanying financial statements contain no provision for income taxes.

      (e)  Cash Equivalents

           The Company considers temporary investments with a maturity of three months or less when purchased to be cash equivalents.

                                                                     (Continued)

                                   QPF, LLC
            (a wholly owned subsidiary of The Hood Companies, Inc.)

                         Notes to Financial Statements

                       December 31, 2000, 1999 and 1998


      (f)  Receivables

           The Company believes that trade receivables are well diversified, thereby reducing potential credit risk, and that adequate allowances are maintained for any uncollectible trade receivables.

           Sales to one customer approximated $4,970,000 in 2000 and accounts receivable from that customer approximated $1,140,000 at December 31, 2000. At December 31, 1999, accounts receivable from one customer approximated $637,000. No other single customer accounted for more than 10% of accounts receivable as of December 31, 2000 and 1999 or 10% of net sales for the years ended December 31, 2000, 1999 and 1998.

      (g)  Accounts Payable

           Included in accounts payable at December 31, 2000 and 1999, are $543,858 and $82,280, respectively, of outstanding checks that had not cleared the bank.

      (h)  Use of Estimates

           Management of the Company has made estimates and assumptions relating to the reporting of assets and liabilities and the disclosures of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

           Estimates that are particularly susceptible to significant change in the near term relate primarily to the allowance for doubtful accounts and the reserve for obsolete inventories.

      (i)  Research and Development

           Research and development expenditures are charged to expense as incurred.

      (j)  Revenue Recognition

           Revenue is recognized when goods are shipped and title and risk of ownership have passed. The Company allows goods to be returned if they do not meet the customer's specifications. A reserve is recorded for such returns based on historical Company experience.

      (k)  Long-Lived Assets

           Long-lived assets and certain identifiable intangibles to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. At

                                                                     (Continued)

                                   QPF, LLC
            (a wholly owned subsidiary of The Hood Companies, Inc.)

                         Notes to Financial Statements

                       December 31, 2000, 1999 and 1998


           December 31, 2000, the Company's management had not made a decision to sell any of its assets, therefore, no assets were classified as held for sale.

      (l)  Fair Value of Financial Instruments

           For financial instruments such as cash and cash equivalents, accounts receivable and accounts payable, the Company's carrying amount approximates fair value because of the short term maturity of these instruments. The fair value of the Company's long-term debt is determined using a discounted cash flow analysis based on the Company's current incremental borrowing rate for similar types of borrowing arrangements. At December 31, 2000 and 1999, the carrying amounts of long-term debt approximate their fair values.

(2)   Inventories

      A summary of inventories at December 31, 2000 and 1999 follows:

                                                      2000            1999
                                                  ------------     -----------

          Raw materials and supplies              $  2,269,718       1,553,843
          Work in process                            2,339,844       1,561,282
          Finished goods                             5,254,469       6,317,819
                                                  ------------     -----------
                                                     9,864,031       9,432,944
          Less obsolescence reserve                   (474,958)       (784,090)
                                                  ------------     -----------

                                                  $  9,389,073       8,648,854
                                                  ============     ===========

(3)   Property, Plant and Equipment

      A summary of property, plant and equipment at December 31, 2000 and 1999 follows:

                                                  2000             1999
                                              ------------     ------------

          Land and improvements               $    797,812          797,812
          Buildings and improvements             1,840,288        1,840,288
          Machinery and equipment               33,534,370       33,176,445
          Spare parts                            2,809,337        2,830,247
          Construction in progress               1,253,531          330,927
                                              ------------     ------------

                                              $ 40,235,338       38,975,719
                                              ============     ============

      At December 31, 2000, there were no material commitments related to construction in progress.

                                                                     (Continued)

                                   QPF, LLC
            (a wholly owned subsidiary of The Hood Companies, Inc.)

                         Notes to Financial Statements

                       December 31, 2000, 1999 and 1998


(4)   Long-term Debt

      In March 2000, Hood refinanced its existing credit agreement and entered into a new senior credit agreement with a group of commercial banks. The proceeds from the new credit agreement were used to repay the previous unsecured term notes payable to commercial banks and the previous unsecured line of credit. The Company is a participant in the new senior credit agreement along with the other subsidiaries of Hood. Each of Hood's subsidiaries is jointly and severally liable for outstanding borrowings related to the senior credit agreement and other debt. At December 31, 2000, Hood's borrowings approximated $310,000,000. As a result of the refinancing, the Company incurred a loss on the extinguishment of debt of $39,575. The new senior credit agreement provides for a secured line of credit and term notes. Hood allocates borrowings related to the senior credit agreement to its subsidiaries. The line of credit expires in March 2005. Amounts available under the line of credit are secured by accounts receivable and inventories. Principal payments on the term debt allocated to the Company are due in variable quarterly installments with a final maturity of March 2005. The term debt is collateralized by accounts receivable, inventories, property, plant and equipment and other assets. Hood charges the Company interest on intercompany borrowings based on a variable rate (at December 31, 2000, the rate ranged from a Eurodollar rate plus 2.50% to 2.75%; at December 31, 1999, the rate ranged from a Eurodollar rate plus 1.375% to 1.50%).

      Based on the Company's allocated portion of the senior credit agreement, a summary of future maturities of long-term debt follows:

             Year ending
             December 31,
          -------------------

                  2001                                      $  1,190,000
                  2002                                         1,530,000
                  2003                                         1,870,000
                  2004                                         2,210,000
                  2005                                        39,618,746
                                                            ------------

                                                            $ 46,418,746
                                                            ============

(5)   Operating Leases

      The Company leases transportation equipment and other types of equipment under operating lease arrangements. Rent expense approximated $110,000, $295,000 and $231,000 in 2000, 1999 and 1998, respectively.

      Management expects that, in the normal course of business, leases which expire will be renewed or replaced by other similar leases.

                                                                     (Continued)

                                   QPF, LLC
            (a wholly owned subsidiary of The Hood Companies, Inc.)

                         Notes to Financial Statements

                       December 31, 2000, 1999 and 1998


      At December 31, 2000, minimum rental commitments under non-cancelable operating leases with terms in excess of one year were as follows:

            Year ending
            December 31,
          ---------------

                2001                                    $   108,002
                2002                                         66,098
                2003                                         48,172
                2004                                         11,667
                2005                                          1,335
                                                        -----------

                                                        $   235,274
                                                        ===========

(6)   Employee Benefit Plan

      The Company has a defined contribution plan covering substantially all of its employees. During 2000, 1999 and 1998, the Company incurred expenses related to matching requirements of approximately $192,000, $177,000 and $221,000, respectively, related to this employee benefit plan.

(7)   Related Party Transactions

      During 2000, 1999 and 1998, the Company had sales of approximately $1,600,000, $744,000 and $352,000 respectively, to other subsidiaries of Hood.

(8)   Subsequent Events

      In January 2001, Hood converted approximately $27,700,000 of the Company's intercompany borrowings to equity.

      In May 2001, the Company entered into an agreement with Applied Extrusion Technologies, Inc. to sell a significant portion of its assets, including machinery and equipment, inventories and certain other intangible assets. The sales price for the machinery, equipment and other intangible assets is $15,000,000 in cash. The sales price for the inventories is based on a formula, as defined in the sales agreement, for inventories existing on the closing date (which is scheduled for June 2001). The payment for the inventories will be in the form of a short-term note receivable. Upon closing the sale, the Company's management intends to sell its manufacturing facility and cease operations. The Company is anticipating a loss on the sale of its assets of approximately $2,000,000 to $3,000,000, but this estimate is subject to change based on the ultimate amount the Company receives from the sale of its assets. Any loss from the sale of assets will be recorded in the Company's 2001 financial statements. As a result of the sale, the Company does not plan to continue its operations.

(b)  Pro Forma Financial Information.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

      The following unaudited combined balance sheet information as of March 31, 2001 gives effect to the acquisition of the assets of QPF and the offering of the outstanding 10 3/4% senior notes and the application of the net proceeds as if they occurred on March 31, 2001. The unaudited pro forma combined statement of operations for the fiscal year ended September 30, 2000 and the unaudited pro forma combined statements of operations for the six months ended March 31, 2000 and 2001 gives effect to the acquisition of the assets of QPF and the offering of the outstanding 10 3/4% senior notes and the application of the net proceeds as if such transactions had occurred at the beginning of the applicable period. Our fiscal year ends on September 30 of each year and QPF's fiscal year ends on December 31 of each year.

     The pro forma adjustments are based upon available information and various assumptions that we believe are reasonable. The unaudited pro forma statements of operations do not purport to represent what our results of operations would actually have been had the acquisition of the assets of QPF or the offering of the outstanding 10 3/4% senior notes in fact occurred as of such dates or to project our results of operations for any future period.

      On June 19, 2001, we completed the private offering of $275 million of 10 3/4% senior notes due 2011. The net proceeds to us, after deducting fees and expenses, from the sale of these notes was approximately $261.1 million. Of those proceeds, $150.0 million was used to fund the redemption of our 11 1/2% senior notes due 2002, $9.0 million was used to fund a portion of the purchase price of the acquisition of the assets of QPF, $73.0 million was used to pay existing indebtedness under our current revolving line of credit and $29.1 million is being used for general corporate purposes.

      On June 19, 2001, we purchased certain assets of QPF. The acquired assets principally represented equipment, intellectual property and intangible assets. We also purchased QPF inventory produced through June 30, 2001, the day on which the QPF facility was shut down. We did not purchase the QPF facility and the cost to close the facility will be borne by Hood, QPF's parent company.

      For purposes of the pro forma combined statement of operations, we have assumed that the sales of QPF will be retained by us. We have excluded both the severance and shut-down costs, which are the responsibility of Hood, and minimal costs we might incur to integrate the business. Additionally, we have not included the sale of inventory, which will be acquired as part of the purchased assets.

      The net purchase price for the QPF assets, not including inventory, was $15.0 million, comprised of $2.0 million that we paid with the signing of the purchase agreement, $4.0 million that we placed in escrow and released at the closing, and $9.0 million that we paid in cash at the closing. Additionally, we issued an inventory note to QPF in the amount of approximately $8.0 million for the QPF inventory we acquired. It is anticipated that this note will be repaid over a period of approximately nine months as we liquidate the inventory at prices we expect to approximate its fair value on the date of acquisition.

      The acquisition of the assets of QPF will be accounted for as a purchase. Under purchase accounting, the total purchase cost and fair value of liabilities assumed will be allocated based up on their respective fair values as of the closing date based on valuations and other studies that have not yet been finalized. A preliminary allocation of the purchase cost has been made to major categories of assets and liabilities based on our estimates. The actual allocation of purchase cost and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 March 31, 2001
                             (dollars in thousands)

                               AET      QPF (a)
                            Historical Historical Adjustments (b)(c) Pro Forma
                            ---------- ---------- ------------------ ----------
ASSETS
Current Assets:
 Cash......................  $  2,139   $      2       $35,107        $ 37,248
 Accounts receivable
  (net)....................    45,788      5,995        (5,995)         45,788
 Inventory.................    41,383      8,479        (2,479)         47,383
 Prepaid expenses..........     3,573        219          (219)          3,573
 Deferred taxes............     5,889         --            --           5,889
                             --------   --------       -------        --------
   Total current assets....    98,772     14,695        26,414         139,881
 Property, plant &
  equipment................   278,207     26,690       (21,690)        283,207
 Intangibles and deferred
  charges..................     1,935        --         23,750          25,685
 Long-term note receivable
  and other assets.........     9,603        --            --            9,603
                             --------   --------       -------        --------
   Total assets............  $388,517   $ 41,385       $28,474        $458,376
                             ========   ========       =======        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Current Liabilities:
 Accrued interest..........  $ 10,080   $    --        $   --         $ 10,080
 Accounts payable..........    18,206      2,896        (2,896)         18,206
 Accrued expenses..........    25,848      2,567          (567)         27,848
 Seller notes..............       --         --          8,000           8,000
 Current portion of long-
  term debt................    61,000      1,275       (62,275)            --
                             --------   --------       -------        --------
   Total current
    liabilities............   115,134      6,738       (57,738)         64,134
 Long-term debt............   156,500     18,650       102,209         277,359
 Deferred taxes............     1,764        --            --            1,764
 Long-term liabilities and
  other credits............    17,243        --            --           17,243
Stockholders' Equity:
 Common stock--voting......       128        --            --              128
 Common stock--non-
  voting...................       --         --            --              --
 Additional paid-in-
  capital..................   101,468     32,747       (32,747)        101,468
 Retained earnings.........     1,998    (16,750)       16,750           1,998
 Unrealized gain/loss......       --         --            --              --
 Cumulative translation
  adjustments..............    (3,469)       --            --           (3,469)
                             --------   --------       -------        --------
                              100,125     15,997       (15,997)        100,125
Treasury stock.............    (2,249)       --            --           (2,249)
                             --------   --------       -------        --------
 Total stockholder's
  equity ..................    97,876     15,997       (15,997)         97,876
                             --------   --------       -------        --------
   Total liabilities and
    equity.................  $388,517   $ 41,385       $28,474        $458,376
                             ========   ========       =======        ========

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                            (dollars in thousands)

                                     Six Months Ended March 31, 2001
                         ---------------------------------------------------------
                            AET         QPF                  Pro Forma      Pro
                         Historical Historical  Combined  Adjustments (d)  Forma
                         ---------- ----------- --------  --------------- --------
Net sales...............  $135,713    $20,852   $156,565     $    --      $156,565
Cost of sales...........   109,238     19,337    128,575       (8,466)     120,109
                          --------    -------   --------     --------     --------
Gross profit............    26,475      1,515     27,990        8,466       36,456
Operating expenses:
  Selling, general and
   administrative.......    14,217      2,267     16,484       (2,042)      14,442
  Research and
   development..........     3,261        931      4,192         (931)       3,261
  Share incentive
   plan(e)..............       861        --         861          --           861
                          --------    -------   --------     --------     --------
    Operating expenses..    18,339      3,198     21,537       (2,973)      18,564
                          --------    -------   --------     --------     --------
Income (loss) from
 operations.............     8,136     (1,683)     6,453       11,439       17,892
Other expenses
 (income)...............       --           6          6           (6)         --
Interest expense, net...    11,357      1,757     13,114        2,547       15,661
                          --------    -------   --------     --------     --------
Income (loss) before
 income taxes...........    (3,221)    (3,446)    (6,667)       8,898        2,231
  Income taxes..........    (1,159)       --      (1,159)       1,962          803
                          --------    -------   --------     --------     --------
Net income (loss).......  $ (2,062)   $(3,446)  $ (5,508)    $  6,936     $  1,428
                          ========    =======   ========     ========     ========

                                        Six Months Ended March 31, 2000
                         --------------------------------------------------------------
                              AET          QPF                   Pro Forma
                          Historical   Historical   Combined  Adjustments (d) Pro Forma
                         ------------- ------------ --------  --------------- ---------
Net sales...............   $128,896      $18,843    $147,739     $    --      $ 147,739
Cost of sales...........     97,233       17,522     114,755       (8,770)      105,985
                           --------      -------    --------     --------     ---------
Gross profit............     31,663        1,321      32,984        8,770        41,754
Operating expenses:
  Selling, general and
   administrative.......     13,463        1,912      15,375       (1,687)       13,688
  Research and
   development..........      3,394          903       4,297         (903)        3,394
                           --------      -------    --------     --------     ---------
    Operating expenses..     16,857        2,815      19,672       (2,590)       17,082
                           --------      -------    --------     --------     ---------
Income (loss) from
 operations.............     14,806       (1,494)     13,312       11,360        24,672
Other expenses
 (income)...............        --            46          46          (46)          --
Interest expense, net...     10,180        1,665      11,845        3,132        14,977
                           --------      -------    --------     --------     ---------
Income (loss) before
 income taxes...........      4,626       (3,205)      1,421        8,274         9,695
  Income taxes..........      1,665          --        1,665        1,825         3,490
                           --------      -------    --------     --------     ---------
Net income (loss).......   $  2,961      $(3,205)   $   (244)    $  6,449     $   6,205
                           ========      =======    ========     ========     =========

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

                            (dollars in thousands)

                                         Year Ended September 30, 2000
                         --------------------------------------------------------------
                              AET          QPF
                         September 30, December 31,              Pro Forma
                             2000          2000     Combined  Adjustments (d) Pro Forma
                         ------------- ------------ --------  --------------- ---------
Net sales...............   $268,375      $42,089    $310,464     $    --      $ 310,464
Cost of sales...........    215,256       38,651     253,907      (17,660)      236,247
                           --------      -------    --------     --------     ---------
Gross profit............     53,119        3,438      56,557       17,660        74,217
Operating expenses:
  Selling, general and
   administrative.......     27,152        4,231      31,383       (3,781)       27,602
  Research and
   development..........      6,759        1,682       8,441       (1,682)        6,759
                           --------      -------    --------     --------     ---------
    Operating expenses..     33,911        5,913      39,824       (5,463)       34,361
                           --------      -------    --------     --------     ---------
Income (loss) from
 operations.............     19,208       (2,475)     16,733       23,123        39,856
Other expenses
 (income)...............        --            39          39          (39)          --
Interest expense, net...     21,096        4,057      25,153        4,254        29,407
                           --------      -------    --------     --------     ---------
Income (loss) before
 income taxes...........     (1,888)      (6,571)     (8,459)      18,908        10,449
  Income taxes..........       (679)         --         (679)       4,441         3,762
                           --------      -------    --------     --------     ---------
Net income (loss).......   $ (1,209)     $(6,571)   $ (7,780)    $ 14,467     $   6,687
                           ========      =======    ========     ========     =========

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                            (dollars in thousands)

(a) Reflects the unaudited, historical balance sheet of the entire QPF business as of March 31, 2001.
(b) Includes the purchase accounting adjustments to reflect only the assets we acquired from QPF at estimated fair values. A preliminary allocation of the purchase costs are as follows:

      Assets:
        Inventory....................................................... $ 6,000
        Equipment.......................................................   5,000
        Intangibles.....................................................  14,000
                                                                         -------
                                                                         $25,000
                                                                         =======

      Liabilities:
        Accrued expenses................................................ $ 2,000
        QPF inventory note..............................................   8,000
        Long-term debt..................................................  15,000
                                                                         -------
                                                                         $25,000
                                                                         =======

(c) Includes adjustments required to reflect the issuance of the 10 3/4% senior notes and the application of the net proceeds therefrom, as well as the following:

   Deferred financing costs........................................... $ 9,750
   Reclassification of bank credit facility from short-term to long-
    term.............................................................. $61,000

  Indebtedness under the bank credit facility was reclassified from short-term to long-term upon completion of the offering of the 10 3/4% senior notes and the refinancing of our 11 1/2% senior notes and the required reduction of the commitments under the facility.

(d) Summary of pro forma adjustments as a result of QPF acquisition:


                                 Year Ended   Six Months Ended
                                September 30,     March 31,
                                    2000        2000      2001
                                ------------- --------  --------
  Elimination of duplicative
   QPF manufacturing labor
   costs(1)....................   $ (6,521)   $ (3,233) $ (3,654)
  Elimination of duplicative
   QPF production costs(2).....     (5,996)     (2,989)   (2,231)
  Reduction in depreciation and
   amortization(3).............     (1,843)       (898)     (931)
  Reduction in raw material
   costs from new resin price
   agreements(4)...............     (3,300)     (1,650)   (1,650)
                                  --------    --------  --------
  Total adjustments to cost of
   sales.......................   $(17,660)    $(8,770)  $(8,466)
                                  ========    ========  ========
  Elimination of duplicative
   QPF selling, general and
   administrative costs(5).....   $ (3,781)   $ (1,687) $ (2,042)
                                  ========    ========  ========
  Elimination of duplicative
   QPF research and development
   costs(5)....................   $ (1,682)   $   (903) $   (931)
                                  ========    ========  ========

--------
  (1) In conjunction with our acquisition of assets from QPF, Hood Companies, Inc., parent of QPF, discontinued all manufacturing operations at QPF's Streamwood, Illinois facility and severed the workforce. Prior to delivery of the assets to us, QPF eliminated approximately 110 duplicative manufacturing positions. We have excess manufacturing capacity within our system and therefore, will manufacture OPP films to supply QPF's customers utilizing our existing assets with minimal incremental labor costs to produce QPF's volume on our assets. The benefits from producing QPF's volume on our assets will be recognized over time as we sell the inventory purchased from QPF and replace this with products manufactured by us.
  (2) Because we did not acquire the QPF facility, we avoided incurring most of QPF's non-labor production costs, including power, insurance, property taxes and other support costs. However, we will incur minimal incremental non-labor production costs to produce QPF's volume on our assets.
  (3) The application of purchase accounting is expected to result in a decrease in depreciation and amortization because not all of the QPF assets were purchased and the acquired assets were purchased at a discount to historical book value. Property, plant and equipment is expected to be depreciated over estimated useful lives, ranging from five to 15 years. Intangible assets are expected to be amortized over their estimated useful lives.
  (4) With the acquisition of QPF, we will increase our annual polypropylene resin purchases by 40 million pounds to over 270 million pounds. As a result of this increased volume, we have obtained agreements for more favorable resin pricing from several of our resin suppliers related to our ongoing raw material purchases.
  (5) QPF maintained a full sales, product development and administrative infrastructure. We did not maintain either the administrative structure of QPF or the products under development by QPF. QPF eliminated more than 55 duplicative selling, general and administrative personnel. General administrative functions such as finance, information systems and planning are being performed within our existing infrastructure.

(e) In the first quarter of fiscal 2001, we recorded a non-cash charge of $861 for shares issued to non-executive employees as part of an incentive and retention program. Under this program, we issued approximately 600,000 shares of stock to our top 125 non-executive managers in exchange for 1,200,000 of their vested and unvested stock options. These new shares were granted in lieu of annual incentive bonuses for these managers for fiscal 2000 and 2001.

                                 EXHIBIT INDEX

Exhibit
Number        Title of Exhibit
------        ----------------

2.1 Asset Purchase Agreement among Applied Extrusion Technologies, Inc., QPF, L.L.C. and Hood Companies, Inc., dated as of May 3, 2001.

2.2. Amendment No. 1 to Asset Purchase Agreement by and among Applied Extrusion Technologies, Inc., QPF, L.L.C. and Hood Companies, Inc., dated June 12, 2001.

2.3 Agreement to furnish copies of omitted schedules and exhibits to the Asset Purchase Agreement among Applied Extrusion Technologies, Inc., QPF, L.L.C. and Hood Companies, Inc., dated as of May 3, 2001.

23.1          Consent of KPMG LLP.

99.1          Press Release of the Company, dated July 2, 2001.